UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. ___)

Education Management Corporation
(Name of Issuer)

Common Stock, par value $0.01
(Title of Class of Securities)

28140M103
(CUSIP Number)

December 31, 2009
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)
_______________________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 28140M103	SCHEDULE 13G	Page 2 of 22 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
	Providence Equity Partners V L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	40,847,601
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	40,847,601
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,847,601
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 28.6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 28140M103	SCHEDULE 13G	Page 3 of 22 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
	Providence Equity Partners V-A L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	40,847,601
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	40,847,601
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,847,601
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 28.6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 28140M103	SCHEDULE 13G	Page 4 of 22 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
	Providence Equity Partners IV L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	40,847,601
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	40,847,601
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,847,601
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 28.6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 28140M103	SCHEDULE 13G	Page 5 of 22 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
	Providence Equity Operating Partners IV L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	40,847,601
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	40,847,601
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,847,601
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 28.6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 28140M103	SCHEDULE 13G	Page 6 of 22 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
	PEP EDMC L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	40,847,601
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	40,847,601
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,847,601
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 28.6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 28140M103	SCHEDULE 13G	Page 7 of 22 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
	Providence Equity GP V L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	40,847,601
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	40,847,601
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,847,601
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 28.6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 28140M103	SCHEDULE 13G	Page 8 of 22 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
	Providence Equity Partners V L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	40,847,601
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	40,847,601
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,847,601
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 28.6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 28140M103	SCHEDULE 13G	Page 9 of 22 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
	Providence Equity GP IV L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	40,847,601
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	40,847,601
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,847,601
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 28.6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 28140M103	SCHEDULE 13G	Page 10 of 22 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
	Providence Equity Partners IV L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	40,847,601
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	40,847,601
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,847,601
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 28.6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

Item 1(a).         Name of Issuer:

EDUCATION MANAGEMENT CORPORATION

Item 1(b).         Address of Issuer's Principal Executive Offices:

210 Sixth Avenue, 33rd Floor
Pittsburgh, PA  77056

Item 2(a)          Name of Persons Filing:

Providence Equity Partners V L.P.
Providence Equity Partners V-A L.P.
Providence Equity Partners IV L.P.
Providence Equity Operating Partners IV L.P.
PEP EDMC L.L.C.
Providence Equity GP V L.P.
Providence Equity Partners V L.L.C.
Providence Equity GP IV L.P.
Providence Equity Partners IV L.L.C.

The above-listed persons are referred to herein collectively as the “Reporting Persons.”

Item 2(b)	Address of Principal Business Office or, if None, Residence:

Providence Equity Partners V L.P., Providence Equity Partners V-A L.P.,
Providence Equity Partners IV L.P., Providence Equity Operating Partners IV L.P., PEP EDMC L.L.C., Providence Equity GP V L.P., Providence Equity Partners V L.L.C., Providence Equity GP IV L.P., Providence Equity Partners IV L.L.C.
c/o Providence Equity Partners Inc.
50 Kennedy Plaza, 18th Floor
Providence, Rhode Island  02903

Item 2(c)          Citizenship:

Providence Equity Partners V L.P. - Delaware
Providence Equity Partners V-A L.P. - Delaware
Providence Equity Partners IV L.P. - Delaware
Providence Equity Operating Partners IV L.P. - Delaware
PEP EDMC L.L.C. - Delaware
Providence Equity GP V L.P. - Delaware
Providence Equity Partners V L.L.C. - Delaware
Providence Equity GP IV L.P. - Delaware
Providence Equity Partners IV L.L.C. - Delaware

Page 11 of 22 pages

Item 2(d)          Title of Class of Securities:

Common Stock, par value $0.01

Item 2(e)          CUSIP Number:

28140M103

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d)	☐ Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	☐ A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);
(j)	☐ A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);
(k)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Not applicable

Item 4.             Ownership

(a)           Amount beneficially owned:

Based on the relationships between the Reporting Persons, as described below, the Reporting Persons are collectively the beneficial owners of 40,847,601 shares of Common Stock, which constitute 28.6% of the class of total issued shares.

Providence Equity Partners V L.P. (“PEP V”) is the record holder of 32,317,772 shares of Common Stock.  Providence Equity Partners V-A L.P. (“PEP V-A”) is the record holder of 5,104,728 shares of Common Stock.  Providence Equity Partners IV L.P. (“PEP IV”) is the record holder of 2,675,590 shares of Common Stock.  Providence Equity Operating Partners IV L.P. (“PEOP IV”) is the record

Page 12 of 22 pages

holder of 8,630 shares of Common Stock.  PEP EDMC L.L.C. (“PEP EDMC”) is the record holder of 740,881 shares of Common Stock.

PEP V, PEP V-A, PEP IV and PEOP IV are the members of PEP EDMC.  Providence Equity GP V L.P. is the sole general partner of each of PEP V and PEP V-A.  Providence Equity Partners V L.L.C. is the sole general partner of Providence Equity GP V L.P.  Providence Equity GP IV L.P. is the sole general partner of each of PEP IV and PEOP IV.  Providence Equity Partners IV L.L.C. is the sole general partner of Providence Equity GP IV L.P.

The Reporting Persons are subject to arrangements with respect to the voting and investment power over the shares of Common Stock held by such Reporting Person which, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, may cause each Reporting Person to be deemed to share beneficial ownership of shares owned by any other Reporting Person.  Each of the Reporting Persons disclaims this beneficial ownership, except to the extent of its pecuniary interest therein.

(b)        Percent of class

See the responses to Item 11 on the attached cover pages.

(c)        Number of shares as to which such person has:

(i)         Sole power to vote or to direct the vote:

See the responses to Item 5 on the attached cover pages.

(ii)        Shared power to vote or to direct the vote:

See the responses to Item 6 on the attached cover pages.

(iii)       Sole power to dispose or to direct the disposition of:

               See the responses to Item 7 on the attached cover pages.

(iv)       Shared power to dispose or to direct the disposition of:

See the responses to Item 8 on the attached cover pages.

Item 5.             Ownership of Five Percent or Less of a Class

Not applicable

Item 6.             Ownership of More than Five Percent on Behalf of Another Person

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable

Page 13 of 22 pages

Item 8.             Identification and Classification of Members of the Group

See Exhibit 99.2

Item 9.             Notice of Dissolution of Group

Not applicable

Item 10.           Certifications

Not applicable

Page 14 of 22 pages

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:	February 16, 2010
PROVIDENCE EQUITY PARTNERS V L.P.

		By:	Providence Equity Partners GP V L.P., its general partner

		By:	Providence Equity Partners V L.L.C., its general partner

		By	/s/ Paul J. Salem
			Name:	Paul J. Salem
			Title:	Senior Managing Director

PROVIDENCE EQUITY PARTNERS V-A L.P.

		By:	Providence Equity Partners GP V L.P., its general partner

		By:	Providence Equity Partners V L.L.C., its general partner

		By	/s/ Paul J. Salem
			Name:	Paul J. Salem
			Title:	Senior Managing Director

PROVIDENCE EQUITY PARTNERS IV L.P.

		By:	Providence Equity GP IV LP, its general partner

		By:	Providence Equity Partners IV L.L.C., its general partner

		By	/s/ Paul J. Salem
			Name:	Paul J. Salem
			Title:	Senior Managing Director

Page 15 of 22 pages

PROVIDENCE EQUITY OPERATING PARTNERS IV L.P.

By:	Providence Equity GP IV LP, its general partner

By:	Providence Equity Partners IV L.L.C., its general partner

By	/s/ Paul J. Salem
	Name:	Paul J. Salem
	Title:	Senior Managing Director

PROVIDENCE EQUITY GP V L.P.

By:	Providence Equity Partners V L.L.C., its general partner

By	/s/ Paul J. Salem
	Name:	Paul J. Salem
	Title:	Senior Managing Director

PROVIDENCE EQUITY PARTNERS V L.L.C.

By	/s/ Paul J. Salem
	Name:	Paul J. Salem
	Title:	Senior Managing Director

PROVIDENCE EQUITY GP IV L.P.

By	Providence Equity Partners IV L.L.C., its general partner

By	/s/ Paul J. Salem
	Name:	Paul J. Salem
	Title:	Senior Managing Director

Page 16 of 22 pages

PROVIDENCE EQUITY PARTNERS IV L.L.C.

By	/s/ Paul J. Salem
	Name:	Paul J. Salem
	Title:	Senior Managing Director

PEP EDMC L.L.C.

By	/s/ Paul J. Salem
	Name:	Paul J. Salem
	Title:	Senior Managing Director

Page 17 of 22 pages

INDEX TO EXHIBITS

Exhibit No.	Exhibit
99.1	Joint Filing Agreement
99.2	Item 8 Information

Page 18 of 22 pages